Exhibit 99.2

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Pricing of $300 Million Senior Notes
(Harvey, LA, Thursday, May 18, 2006) Superior Energy Services, Inc. (NYSE: SPN) today announced that SESI, L.L.C., its wholly owned subsidiary (the “Company”), has priced an offering of $300.0 million of Senior Notes due 2014 (the “Senior Notes”). The notes will be offered at 98.489% of par and bear interest at the rate of 6 7/8% per annum. The closing of the offering is expected to occur on May 22, 2006, subject to customary closing conditions.
On May 5, 2006, the Company commenced a cash tender offer and consent solicitation for its outstanding 8 7/8% Senior Notes due 2011 (the “Old Notes”). The Company intends to use the net proceeds from the Senior Note offering, together with cash on hand, to refinance the Old Notes (and pay related tender premiums, fees and expenses), as well as to fund the previously announced investment in Coldren Resources LP (“Coldren”) by its subsidiary, SPN Resources, LLC. This investment will be made in connection with Coldren’s acquisition of Gulf of Mexico shelf assets from Noble Energy, Inc. Any remaining amount of the funds from the sale of the Senior Notes or in the event Coldren does not complete the property acquisition will be used for general corporate purposes.
The sale of the Senior Notes will be a private placement, with such Notes being offered and sold only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, and outside the United States in compliance with Regulation S under the Securities Act of 1933. The Senior Notes being offered will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable securities laws of any other jurisdiction or an available exemption from these registration requirements.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.
About Superior Energy Services, Inc.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward- looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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